FOR IMMEDIATE RELEASE

ADVAXIS’ LISTERIA MONOCYTOGENES-BASED VACCINE
GARNERS NATIONAL MEDIA ATTENTION

U.S. News & World Report, Forbes, and Other Online Outlets Report on Lovaxin C

North Brunswick, NJ (April XX, 2008) -Advaxis Inc., (OTCBB: ADXS, http://www.advaxis.com.), a developmental biotechnology company, garnered national media attention after having presented landmark results from it’s first-in-man clinical trial of its flagship drug candidate, Lovaxin C - a live Listeria monocytogenes-based cancer vaccine - at the annual meeting of the American Association for Cancer Research (“AACR”), held earlier this week in San Diego, CA.

Amanda Gardner, a health journalist with U.S. News & World Report, reported that Listeria, a common bacterium found in leafy vegetables and dairy products, might be the next weapon in the fight against cervical cancer, a major cause of death among women worldwide. The article, titled “Experimental Cancer Vaccines Show Promise,” described how a new trial illustrated the safety and benefits of Lovaxin C in fifteen women with advanced cervical cancer. Ms. Gardner’s article also ran in several major online outlets including Forbes, Atlanta Journal Constitution, HealthCentral.com, EmpowerHer.com, and Austin American-Statesman.

“Most of us eat [Listeria] routinely but don’t know it, because it generates a strong immune reaction,” the article quotes study lead author John Rothman, vice president of clinical development at Advaxis Inc. “It can cause disease, but it can be administered safely, because the lowest doses of any number of antibiotics will clear it and will do so without impeding the immune response.”

Among other results, Rothman reported that Lovaxin C was safely administered in an end-stage cervical cancer population, that 4 out of 13 evaluable patients experienced a reduction of their tumors, and that 6 of 15 treated patients were alive with a median survival of 454 days on March 3, 2008. The historical average survival time for diagnosed stage IVB cervical cancer patients is 180 days or less.

About The American Association For Cancer Research
The AACR is the oldest and largest scientific organization in the world focused on every aspect of high-quality, innovative cancer research. Its reputation for scientific breadth and excellence attracts the premier researchers in the field. The programs and services of the AACR foster the exchange of knowledge and new ideas among scientists dedicated to cancer research, provide training opportunities for the next generation of cancer researchers, and increase public understanding of cancer.

The AACR:

•
Publishes six peer-reviewed scientific journals: Cancer Research; Clinical Cancer Research; Molecular Cancer Therapeutics; Molecular Cancer Research; Cancer Epidemiology, Biomarkers & Prevention; and Cancer Prevention Research.

•
Publishes CR, a magazine for cancer survivors, patient advocates, their families, physicians and scientists. It provides a forum for sharing essential, evidence-based information and perspectives on progress in cancer research, survivorship, and advocacy.

•	Convenes topical scientific conferences and an annual meeting that draws more than 17,000 participants from the cancer research community.

•	Offers workshops, fellowships and grants for early-career investigators and investigators-in-training.

•	Collaborates with cancer survivors, raises public awareness of the progress in and cause for hope in cancer research and advocates for strong federal research funding.

For further information, please visit www.aacr.org.

About Advaxis, Inc.

Based in North Brunswick, New Jersey, Advaxis is developing proprietary Listeria monocytogenes (“Lm”) cancer vaccines based on technology developed by Dr. Yvonne Paterson, professor of microbiology at the University of Pennsylvania and Chairperson of Advaxis’ Scientific Advisory Board. Advaxis is developing therapeutic cancer vaccines that enhance the immune system’s cancer-fighting abilities through its proprietary Lm based system, which utilizes multiple simultaneous immunological mechanisms to fight cancer safely.

Advaxis’ lead Lm vaccine candidate, Lovaxin C, targets HPV-associated cervical/head and neck cancers. Current Lm vaccines in development target prostate, breast, ovarian and lung cancers. Recently, Advaxis completed a Phase I/II clinical trial. A Phase II clinical trial is planned for patients with cervical intraepithelial neoplasia (CIN). The company intends to start this study in CIN I/II patients in the summer of 2008.. The Lm platform will also have applications in the fields of infectious disease and autoimmune disorders.

For further information on the Company, please visit: http://www.advaxis.com.

About Lovaxin C Vaccine

Advaxis’ Listeria technology platform uses modified Listeria monocytogenes to deliver a tumor-specific antigen fusion protein. Lm, combined with Advaxis’ proprietary fusion protein, has the ability to generate a robust immune response and produce an unusually strong and effective multi-level therapeutic immune response to existing cancers and other diseases.

Advaxis’ Lm-based technology is mostly based on Dr. Yvonne Paterson’s decade worth of work in her laboratory at the University of Pennsylvania. The Company’s proprietary antigen fusion protein technology, also suppresses regulatory T cells that inhibit many vaccines in the generation of activated tumor-killing cells.

Lovaxin C was designed to treat women who have already developed cervical cancer as a result of contracting a human papilloma virus (“HPV”) infection, which is the most prevalent sexually transmitted disease in the US. Current prophylactic products on the market are ineffective in treating HPV-infected women.

For further information on Lovaxin C, please visit: http://www.advaxis.com/lc.htm

Forward-Looking Statements

Certain statements contained in this press release are forward-looking statements that involve risks and uncertainties. The statements contained herein that are not purely historical are forward looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements deal with the Company’s current plans, intentions, beliefs and expectations and statements of future economic performance. Forward-looking statements involve known and unknown risks and uncertainties that may cause the Company's actual results in future periods to differ materially from what is currently anticipated. Factors that could cause or contribute to such differences include those discussed from time to time in reports filed by the Company with the Securities and Exchange Commission. The Company cannot guarantee its future results, levels of activity, performance or achievements.

Contacts:

Investor Relations

The Investor Relations Group
212-825-3210

Conrad F. Mir
conrad@investorrelationsgroup.com

Christine Berni
christine@investorrelationsgroup.com

Public & Media Relations

Janet Vasquez
janet@investorrelationsgroup.com

Hayden Lynch
hayden@investorrelationsgroup.com

# # # # #